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                             EXECUTIVE SAVINGS
                                  PLAN OF
                             TYSON FOODS, INC.

TABLE OF CONTENTS


ARTICLE I      DEFINITIONS                               PAGE

 1.1           Beneficiary.................................2
 1.2           Break in Service............................2
 1.3           Code...................................... .2
 1.4           Compensation................................2
 1.5           Disability..................................3
 1.6           Effective Date..............................3
 1.7           Elective Deferrals or Deferrals ............3
 1.8           Eligible Employee...........................4
 1.9           Employee....................................4
 1.10          Employer....................................4
 1.11          Employer Match..............................5
 1.12          Employment Commencement Date................5
 1.13          Enrollment Period ..........................5
 1.14          Entry Date..................................5
 1.15          Highly Compensated Employee ................5
 1.16          Hour of Service.............................6
 1.17          Leave of Absence and
                 Termination of Service....................6
 1.18          Maternity or Paternity Absences.............7
 1.19          Member......................................8
 1.20          Normal Retirement Date or Age...............8
 1.21          Plan........................................8
 1.22          Profit Sharing Plan ........................8
 1.23          Restricted Stock Bonus Plan ................8
 1.24          Return on Equity ...........................8
 1.25          Salary Reduction Agreement .................9
 1.26          Subsidiary or Affiliate ....................9
 1.27          Taxable Year and Plan Year.................10
 1.28          Valuation Date.............................10
 1.29          Years of Service...........................10


ARTICLE II     ELIGIBILITY FOR PARTICIPATION

 2.1           Requirements for Participation.............11
 2.2           Participation Following Re-Employment......11
 2.3           Designation of Beneficiary.................12


ARTICLE III    CREDITS TO ACCOUNTS

 3.1           Members' Elective Deferrals................13
 3.2           Employer Match ............................14
 3.3           Floor Accounts ............................15





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ARTICLE IV     ACCOUNTS AND EARNINGS CREDITED

 4.1           Accounts of Members ...................... 18
 4.2           Earnings Credited ........................ 18


ARTICLE V      VESTING

 5.1           Vesting of Employer Match and
                Floor Accounts............................22
 5.2           Vesting on Death, Disability or
               Normal Retirement .........................22
 5.3           Vesting if Plan Terminated ................22
 5.4           Elective Deferral Accounts ................22
 5.5           Effect of Break in Service on Vesting .....23


ARTICLE VI     DISTRIBUTIONS

 6.1           Elective Deferral, Employer Match
                 and Floor Accounts ......................24
 6.2           Benefits Payable to Minors and
                 Incompetents ............................25
 6.3           Withholding Taxes .........................26
ARTICLE VII    ADMINISTRATION OF THE PLAN

 7.1           Administrative Committee ..................28
 7.2           Accounts Not Transferrable ................29
 7.3           Costs of the Plan .........................29
 7.4           Indemnification ...........................29


ARTICLE VIII   AMENDMENT AND TERMINATION OF THE PLAN


ARTICLE IX     MISCELLANEOUS PROVISIONS

 9.1           No Contract of Employment Intended.........31
 9.2           Financial Information Available ...........31
 9.3           Governing Law .............................31
 9.4           Rules of Construction .....................31

                          EXECUTIVE SAVINGS PLAN
                           OF TYSON FOODS, INC.

    This Plan, adopted effective April 1, 1991 by Tyson Foods, Inc., is hereby established as an unfunded, non-qualified deferred compensation plan designed to provide, solely for a select group of management and highly compensated employees of Tyson Foods, Inc., an opportunity to provide for eventual retirement income. All amounts credited on the books of Tyson Foods, Inc. for the accounts of members under this Plan at all times shall remain as unfunded, general obligations of Tyson Foods, Inc. to such members, it being the intention that such obligations to members under the Plan be paid, when due, solely out of the general assets of Tyson Foods, Inc. available at such time. The Plan shall be administered in the manner set forth in the following Plan, to-wit:

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                           ARTICLE I
                          Definitions


      The following definitions shall be used in this Plan unless the context of the Plan clearly indicates another meaning:
     1.1 Beneficiary. "Beneficiary" means such person or persons or legal entity as may be designated by a Member to receive benefits hereunder after his death, or the personal or legal representative of the Member as hereinafter provided in Section 2.3.
     1.2 Break in Service. A "Break in Service" shall mean the failure of an Employee to complete more than 500 Hours of Service during a Plan Year.
     1.3 Code. "Code" means the Internal Revenue Code of 1986, as now in effect or as amended from time to time. A reference to a specific provision f the Code shall include such provision and any applicable regulation pertaining thereto.
     1.4 Compensation. "Compensation" means an Employee's earned income, wages, salaries, and fees for professional services and other amounts received for personal services actually rendered in the course of employment with the Employer maintaining the Plan (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits and bonuses). Any amounts that would have been includable in the Employee's Compensation as described above if they had not received special tax treatment because they were deferred by the Employer through a Salary Reduction Agreement shall be added to the amount described above and included in the Employee's Compensation for purposes of the Plan. However, Compensation shall not include the following:
     (a) Other Employer contributions to a plan of deferred compensation which are not includable in the Employee's gross income for a taxable year in which contributed, or Employer contributions under simplified employee pension plans to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;
     (b) Amounts realized from the exercise of non-qualified stock options, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;
     (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option;
     (d) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Section 403(b) of the Internal Revenue Code (whether or not the amounts are actually excludable from the gross income of the Employee); and
     (e)  Amounts received as automobile and office allowances.
      1.5 Disability. "Disability" means the total incapacity of a Member when so declared by the Employer in its judgment and discretion, supported by the written opinion of at least two disinterested physicians, after the expiration of at least thirty (30) days from the date of the inception of such incapacity.
     1.6  Effective Date. The effective date of the Plan shall be April 1,
1991.
     1.7 Elective Deferrals or Deferrals. "Elective Deferrals" or "Deferrals" means reductions pursuant to a Member's Salary Reduction Agreement, in the whole percentages (permitted below in Section 3.1) of the Member's Compensation, which amounts are credited by the Employer to the Member's Elective Deferral Account under the Plan, as provided below.


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     1.8  Eligible Employee.  "Eligible Employee" shall mean an Employee who, as of the immediately preceding March 31 was a Highly Compensated Employee, as defined below, who has been determined by the Administrative Committee of this Plan to be a member of a select group of individuals who, because of their position with the Employer or their compensation level, have the most influence on the day-to-day management and future growth of the Employer's business. The Administrative Committee shall re-determine each March 31 during the term of this Plan which of its Employees qualify as Eligible Employees as defined hereunder.
     1.9  Employee.  "Employee" means any person employed by Employer.
     1.10 Employer. "Employer" means Tyson Foods, Inc., or any corporation into which it may be merged or consolidated, or any corporation that may hereafter accept and adopt the terms of this Indenture with approval of the Board of Directors of Tyson Foods, Inc. For determining an Employee's length of service for purposes of determining eligibility, vesting and credits, Employer also includes any corporation which is a member of a controlled group of corporations (as defined in 414(b) of the Code) and all trades or businesses (whether or not incorporated) which are under common control (as defined in 414(c) of the Code). Provided, however, that service with an incorporated or unincorporated employer which has not expressly adopted this Plan shall not give employees of such employers the right to share in any credits made by employers which have expressly adopted this Plan.
     1.11 Employer Match. "Employer Match" shall mean the credit, if any, made to the Member's Employer Match Account by the Employer pursuant to
Section 3.2 below.
     1.12 Employment Commencement Date. "Employment Commencement Date" means the first date on which an Employee completes an "Hour of Service", provided that in the case of a "Break in Service" an Employee's employment commencement date shall be the first day thereafter on which he completes an "Hour of Service."
     1.13 Enrollment Period. "Enrollment Period" means each period designated by the Employer with respect to the Plan Year during which new Members may establish, and current Members may amend, their rates of Elective Deferrals under their Salary Reduction Agreements.
     1.14 Entry Date. "Entry Date" shall mean April 1 and October 1 of each year.
     1.15 Highly Compensated Employee. "Highly Compensated Employee" means an Employee defined in Section 414(q) of the Code and Regulations issued thereunder. "Non-highly Compensated Employee" shall mean an Employee who is neither a Highly Compensated Employee nor a Family Member (as defined in Code 414(q)(6)(B)) of a Highly Compensated Employee.
     1.16  Hour of Service.  An "Hour of Service" means:
     (a) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer. These hours shall be credited to the Employee for the computation period in which the duties are performed; and
     (b) Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. Hours under this subparagraph (b) shall be calculated and credited pursuant to
Section 2530.200(b)-2 of the Department of Labor Regulations which are incorporated herein by this reference; and
     (c) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same hours of

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service shall not be credited both under subparagraph (a) or (b), as the case may be, and under this subparagraph (c). These hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made; and
     (d) Hours of Service credited to Employees whose compensation is not determined on the basis of certain amounts for each hour worked during a given period and whose hours are not required to be counted and recorded by a separate federal statute such as the Fair Labor Standards Act shall be at the rate of 45 Hours of Service for each week that the employee is entitled to be credited with at least one "hour of service" under the provisions of this section.
     1.17 Leave of Absence and Termination of Service. The Employer, under a uniform policy applied without discrimination, may grant a Leave of Absence without pay to any Employee because of (a) service in any of the Armed Forces of the United States or other Government service, (b) temporary incapacity, or (c) a temporary lay-off by the Employer. To determine vested percentages and whether a Break in Service has occurred (but not to determine entitlement to share in credits for the year), an Employee will be credited with Hours of Service during a Leave of Absence as if he had been actively employed and had performed his customary duties, provided he returns to work at or before the end of the Leave of Absence or when so requested by the Employer; otherwise his service will be considered terminated as of the date on which his leave began. Any other absence from active employment not deemed a Leave of Absence shall terminate an Employee's service as of the date the Employer considers the Employee to have been dropped from its employment rolls.
     1.18 Maternity or Paternity Absences. For any Employee who is absent from work by reason of (i) the pregnancy of the Employee; (ii) the birth of a child of the Employee; (iii) the placement of a child with the Employee in connection with the adoption of such child by the Employee; or (iv) for purposes of caring for a child for a period beginning immediately following the birth or placement of such child, the Plan shall treat as Hours of Service for determining a Break in Service for purposes of eligibility and vesting, the Hours of Service which otherwise normally would have been credited to the Employee but for such absence or, in the event the Plan is unable to determine the Hours of Service normally to be credited, eight (8) Hours of Service per day of such absence.
     The total number of hours treated as Hours of Service under this section shall not exceed 501 hours. The Hours of Service attributable to an Employee shall be credited to the Employee in the Plan Year in which begins the absence from work if the Employee would be prevented from incurring a Break in Service. In any other case, such Hours of Service shall be credited in the immediately following year.
     In the discretion of the Committee, an Employee may be required to furnish information that the absence from work qualifies under this section and/or the number of days of such absence.
     1.19 Member. "Member" means any Employee who has qualified for participation as provided in Article II of the Plan.
     1.20 Normal Retirement Date or Age. "Normal Retirement Date or Age" shall mean the 65th birthday of a Member.
     1.21 Plan. "Plan" means the savings and profit sharing plan set forth in this document and all subsequent amendments thereto which in the aggregate are intended by the Employer to constitute a non-qualified savings and profit sharing retirement plan. The name of the Plan shall be the "Executive Savings Plan of Tyson Foods, Inc.".


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     1.22  Profit Sharing Plan.  "Profit Sharing Plan" shall mean the qualified profit sharing retirement plan adopted by Employer and known as the Profit Sharing Plan of Tyson Foods, Inc.
     1.23 Restricted Stock Bonus Plan. "Restricted Stock Bonus Plan" shall mean the Tyson Foods, Inc. Restricted Stock Bonus Plan adopted by Employer, a copy of which is attached to this Plan as Schedule "A".
     1.24 Return on Equity. "Return on Equity" for any Plan Year means a percentage determined by dividing Employer's "Net Income" by Employer's "Shareholders' Equity", with such terms having the following definitions:
     (a) "Net Income" means the sum of Employer's net pre-tax income as reported in its annual and quarterly reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, for the fiscal quarter ending on the Saturday closest to March 31 of such Plan Year and the immediately preceding three fiscal quarters;
     (b) "Shareholders' Equity" means the simple arithmetic average of Employer's shareholders' equity as reported in its annual and quarterly reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, for the fiscal quarter ending on the Saturday closest to March 31 of such Plan Year and the immediately preceding four fiscal quarters.
     1.25 Salary Reduction Agreement. "Salary Reduction Agreement" means an agreement entered between the Member and the Employer during the Enrollment Period by which the Member agrees to accept a reduction in his Compensation from the Employer equal to any whole percentage, per payroll period, not to exceed the percentages permitted under Section 3.1(A) below. The Salary Reduction Agreement shall be irrevocable by the Member until the next Enrollment Period and shall apply to each payroll period during such time in which the Member receives Compensation from the Employer.
     1.26  Subsidiary or Affiliate.  "Subsidiary" or "Affiliate" means:
          (a) All corporations which are members of a controlled group of corporations within the meaning of Section 1563(a) of the Code determined without regard to Section 1563(a)(4) and Section 1563(e)(3)(C) of said Code and of which Tyson Foods, Inc. is then a member, and
          (b) All trades or businesses, whether or not incorporated, which, under the Regulations prescribed by the Secretary of the Treasury pursuant to Section 210(d) of ERISA are then under, control with Tyson Foods, Inc.
     1.27 Taxable Year and Plan Year. "Taxable Year" and "Plan Year" means the annual accounting period ending on the last day of March each year, which Employer has adopted for federal income tax purposes.
     1.28 Valuation Date. "Valuation Date" under the plan shall mean the last day of each calendar month.
     1.29 Years of Service. A "Year of Service" means each twelve consecutive month period during which an Employee has at least one thousand (1,000) Hours of Service. For determining an Employee's eligibility under the Plan, his "eligibility computation period" shall begin on the Employment Commencement Date (as defined in Section 1.12 above) for such Employee. For determining a Member's vested and nonforfeitable interest in his Employer Match Account and Floor Account, the "vesting computation period" shall be the Plan Year.

                           ARTICLE II
                 Eligibility for Participation

     2.1 Requirements for Participation. Eligible Employees shall be eligible to participate under the Plan as follows:


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     (a)  Eligible Employees shall be eligible to make Elective Deferrals and receive Employer Matches as of the first Enrollment Period (as established by the Administrative Committee) immediately following completion of six months of service);
    (b) Eligible Employees shall be eligible to receive Floor Account Credits under Section 3.3 of the Plan as of the first Entry Date (as defined above) following the Eligible Employee's completion of a Year of Service.
     2.2 Participation Following Re-Employment. Each Employee whose service is terminated and who subsequently is re-employed by the Employer shall be treated under the Plan upon such re-employment as though he then first entered the employment of the Employer; except that, if he previously was a Member the Plan or if he had met the service requirements for participation in the Plan as of his previous date of termination of service, he shall be deemed for the purposes of 2.1 hereof to have met the service requirements for participation in the Plan as of his date of reemployment.
     Provided, however, that the application of this Section shall not entitle such re-employed former Member to any Employer Match or Floor contributions under Article III below attributable to the period of time between his date of termination of service and his date of re-employment.
     2.3 Designation of Beneficiary. The provisions of this Plan shall apply to all Members uniformly. Each Employee on becoming a Member shall:
     (a) Agree in writing to be bound by the terms and conditions of this Plan.
     (b) Designate in writing one or more beneficiaries to receive his benefits in the event of his death. If no such designation be made, or if such beneficiary be deceased without a successor beneficiary being designated in writing, then the death benefits shall be paid in a lump sum to the surviving spouse of said Member, if any, otherwise to the Member's surviving children, in equal shares, per stirpes, otherwise to the personal representative or estate of the deceased Member. Should a beneficiary of a deceased Member die after he has started receiving payment under the Plan and if there is no living successor beneficiary named by the deceased Member, then the remaining benefits shall be paid in a lump sum to the surviving spouse of said beneficiary, if any, otherwise to the personal representative or estate of the beneficiary receiving payment at the time of his death. Each Member shall be entitled to change his designated beneficiaries from time to time by filing with the Administrative Committee a new Designation of Beneficiary Form, and each change so made shall revoke all prior designations by the Member.

                          ARTICLE III
                      Credits to Accounts

     3.1  Members' Elective Deferrals.
     (A) Amount of Elective Deferrals. Each Eligible Employee may elect, pursuant to a Salary Reduction Agreement, to direct the Employer to reduce his Compensation, and in lieu thereof, credit to the Elective Deferral Account of such Eligible Employee an amount equal to such reduction, with such reduction amounts to be in integral percentages determined as follows:
          (i) From one percent (1%) to twenty percent (20%) of his Compensation, excluding bonuses, if any; and
          (ii) One percent (1%) to fifty percent (50%) of the amount of any bonus included in his Compensation.
Eligible Employees may elect to have Elective Deferrals applied either to Compensation excluding bonuses, to bonuses, or both.

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      (B)  Initial Authorization for Elective Deferrals.  All Salary
Reduction Agreements shall be in writing and Elective Deferrals made pursuant to such agreement shall be authorized in writing by the Member and shall be filed with the Employer. Any such Salary Reduction Agreement shall continue in effect for as long as the Member remains an Eligible Employee or until he elects to suspend or change his rate of Elective Deferrals under the Plan as provided in Section 3.1(C) below.
       (C) Right of Member to Suspend or Change His Rate of Elective Deferrals. Except as set forth below, a Member may suspend or change his rate of Elective Deferrals effective as soon as administratively practicable as of the end of any subsequent payroll period; however, a Member may change his deferral rate only twice in any calendar year without the consent of the Employer, and except as provided in Section 3.1(E) below with respect to certain required suspensions, a Member who suspends his Elective Deferrals may not resume such contributions for a period of six months following the effective date of such suspension. Any such change of rate, suspension or resumption of Elective Deferrals must be made by the Member in writing filed with the Employer at least 30 days prior to the effective date of the change, suspension or resumption.
    A Member whose Elective Deferrals are suspended during a period of leave of absence or who is reemployed following a termination of service may elect, upon his return to active employment with the Employer, to have the Employer resume Elective Deferrals on his behalf to the Plan. Any such election shall be in writing filed with the Employer and shall specify the percentage of Elective Deferrals to be deducted from his Compensation.
     (D) Crediting Elective Deferrals. Elective Deferrals under the Plan shall be credited by the Employer to the Member's Elective Deferral Account as of the end of the month in which the deferral amounts were deducted from the Member's Compensation.
     3.2  Employer Match.
     (A) Amount of Employer Match. The Employer shall credit to the Employer Match Account of each Member who has elected to make an Elective Deferral pursuant to Section 3.1 above an amount equal to the lesser of (I) 100% of such Deferrals and (ii) 2% of such Member's Compensation for that portion of the year during which the Member was eligible to make such Deferrals.
     (B) Crediting the Employer Match. The Employer Match shall be credited by the Employer to the Member's Employer Match Account as of the end of the month in which the corresponding credit to the Member's Elective Deferral Account is made pursuant to Section 3.1(D) above.
     3.3  Floor Accounts.
     (A) Amount of Floor Account Credit. For each Plan Year the Employer (in its sole discretion) shall credit to the Floor Account of each Member who both has satisfied the eligibility requirements set forth in Section 2.1(b) above and is actively employed by Employer on the last day of such Plan Year, an amount equal to the product of the "Profit Sharing Percentage" (defined below) and the Member's Compensation for that portion of the Plan Year during which the Member was eligible to receive such credits as provided in Section 2.1(b) above. The "Profit Sharing Percentage", if any, shall be determined by the Board of Directors of Tyson Foods, Inc. after considering Employer's profitability and overall performance for such Plan Year.
     (B) Crediting Floor Accounts. Floor Accounts shall be credited with the amounts determined in Section 3.3(A) above as of March 31 of the Plan Year for which such Floor Account Credits were determined.
     (C) One Time Mandatory Floor Account Credit. In addition to any amounts which may be credited to Floor Accounts for the Plan Year ending

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March 31, 1992, the Employer, effective March 31, 1992, shall make additional Floor Account Credits attributable to the Employer's Taxable Years ending March 31, 1990 and 1991. These additional credits shall be made only to the accounts of those Members in the Plan who both are actively employed by Employer on March 31, 1992 and would have been eligible to receive a Profit Sharing Plan allocation during one or both of those prior Taxable Years except for the fact they were excluded because they were determined to be Highly Compensated Employees for such years. Such Members shall receive credits equal to the product of the "Mandatory Profit Sharing Percentage" (defined below) and the Member's "Basic Compensation" (as defined in the Profit Sharing Plan) which would have been taken into consideration for purposes of allocating the Employer's profit sharing contribution to such Member had such Member not been excluded from the Profit Sharing Plan during such prior Taxable Year or Years. The "Mandatory Profit Sharing Percentage" shall be determined on or before March 31, 1992 by the Board of Directors of Tyson Foods, Inc. after considering Employer's profitability and overall performance for its financial reporting fiscal year which ends September 30, 1991, together with other relevant considerations. The additional Mandatory Floor Account Credits determined pursuant to this subparagraph (C) shall be increased by an eight percent (8%) base rate of earnings, determined from the respective dates that Employer's contributions to the Profit Sharing Plan were made for such prior Taxable Years.

                           ARTICLE IV
                 Accounts and Earnings Credited

     4.1 Accounts of Members. The Employer shall establish and maintain for each Member separate accounts, to be called the "Elective Deferral Account", "Employer Match Account", and "Floor Account". Each such account shall be further subdivided into separate sub-accounts for each Plan Year for which credits were made to such accounts. Each such sub-account shall be credited as required in Article III above and Section 4.2 below.
     4.2 Earnings Credited. In addition to amounts credited to subaccounts hereunder pursuant to Article III above, the following additional amounts will be credited:
     (A) Base Earnings. Each Elective Deferral, Employer Match and Floor sub-account shall be credited on each Valuation Date with Base Earnings, computed by multiplying the value of such sub-accounts as of the preceding Valuation Date by a "base" earnings rate determined by Employer, in its sole discretion, on or before the first day of each Plan Year based on the anticipated annual borrowing rate for the Employer for that ensuing Plan Year. Such "base" rate for the Plan Year beginning April 1, 1991 shall be eight percent (8%).
     (B) Premium Earnings. In addition to any Base Annual Interest credited to the Floor sub-accounts pursuant to Section 4.2(A) above, such Floor sub-accounts shall earn on an annual basis "Premium Earnings" determined as follows.
     (1) Amount of Premium Earnings. As of March 31 of 1992 and each succeeding year thereafter during the term of this Plan, there shall be credited to the Floor sub-accounts an amount equal to the product of the "Premium Earnings Rate" (defined below) and the total Floor sub-account balances as of March 31 of the immediately preceding Plan Year. (For purposes of computing Premium Earnings only for the Plan Year ending March 31, 1992, Members will be deemed to have Floor sub-account balances on March 31, 1991 equal to the Mandatory Floor Account Credits determined
pursuant to Section   3.3(c) above, increased only by the base rate of

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earnings described therein on the Mandatory Floor Account Credits attributable to the Taxable Year ending March 31, 1990 and computed through March 31, 1991.) The "Premium Earnings Rate" shall be based on the Employer's Return On Equity for the Plan Year, to the extent such Return On Equity exceeds twenty percent (20%), and shall be determined in accordance with the following schedule:
            Return On Equity              Premium Earnings Rate
             Under 20%                           0%
             20% - 20.9%                         3%
             21% - 21.9%                         4%
             22% - 22.9%                         5%
             23% - 23.9%                         6%
             Over 24%                            7%.
The Premium Earnings Rate schedule set forth in the prior sentence shall be effective for the Plan Year ending March 31, 1992. A Premium Earnings Rate schedule for each succeeding Plan Year shall be determined by the Employer prior to the first day of each such succeeding Plan Year, in the sole discretion of the Employer. Members of the Plan eligible on April 1 of each Plan Year shall be notified in writing of the Premium Earnings Rate schedule for the ensuing Plan Year.
    (2) Conversion to Restricted Stock. Within sixty (60) days of the end of each Plan Year for which Premium Earnings were credited, such Premium Earnings shall be converted into grants of restricted shares of Tyson Foods, Inc. Class A Common Stock, with such grants to be made pursuant to the Restricted Stock Bonus Plan and administered solely in accordance with the terms of that Plan. The number of shares of such restricted stock granted to any Member for any Plan Year shall be equal to the amount of Premium Earnings credited to the Member's Floor sub-account for such year divided by the "prevailing marketing price" for Tyson Foods, Inc. Class A Common Stock as of the last business day of such Plan Year.
Prevailing marketing price shall be determined as follows:
     (a) If the stock is not at the time listed or admitted to trading on a stock exchange or in the over-the-counter market under the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), the market price shall be the mean between the lowest reported bid price and highest reported asked price of the stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by Tyson Foods, Inc. and regularly reporting the market price of the stock in such market; or
     (b) If the stock is at the time listed or admitted to trading in the over-the-counter market under NASDAQ or on any stock exchange, then the prevailing market price shall be the reported closing sale price of the stock on the date in question on NASDAQ or on the principal exchange on which the stock is then listed or admitted to trading, as the case may be. If no reported sale of stock takes place on the date in question, then the reported closing asked price of the stock on such date shall be determinative of the market price. In determining Premium Earnings for any Plan Year, Floor sub-accounts shall not include Premium Earnings amounts converted to restricted stock grants for Plan Years prior to such Plan Year.
     All restricted shares of Tyson Foods, Inc. Class A Common Stock granted pursuant to the Restricted Stock Bonus Plan as Premium Earnings on Floor sub-accounts shall be subject to the restrictions that such shares only will become vested and nonforfeitable and transferable after the Member to whom the shares were granted completes four (4) Years of Service with the Employer following the Plan Year for which such Premium Earnings were credited; provided, however, that such shares shall become vested and

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non-forfeitable upon the Member attaining age 55.  If a Member's employment with the Employer terminates for any reason prior to satisfying the four
(4) year service requirements of this paragraph but has attained age 55, then such shares shall become transferable at such time as the former
Member would have completed such four (4) year service requirement had his employment not terminated.

                           ARTICLE V
                            Vesting

       5.1 Vesting of Employer Match and Floor Accounts. Except as hereinafter provided, amounts credited to the Employer Match Account and the Floor Account of a Member shall become vested and nonforfeitable based upon his number of Years of Service (as defined in Section 1.29 above) in the percentage indicated as follows:

          Years of Service              Percentage Vested
          Less than 5 years                   0%
              5 years                       100%

     5.2 Vesting on Death, Disability or Normal Retirement. Upon a Member's death, severance of employment due to disability (defined in Section 1.5 above), or attainment of his Normal Retirement Age, the full amount of his Employer Match Account and Floor Account shall become vested and nonforfeitable.
     5.3 Vesting if Plan Terminated. Notwithstanding any other provisions of this Article V, if the Plan is terminated, the full amount of each Member's Employer Match Account and Floor Account shall become fully vested and nonforfeitable.
      5.4 Elective Deferral Accounts. Amounts credited to Elective Deferral Accounts at all times shall be 100% vested and nonforfeitable.
     5.5 Effect of Break in Service on Vesting. A former Member who did not have a nonforfeitable right to his Employer Match Account or his Floor Account at the time of a Break in Service shall receive no credit for Years of Service before such break and all balances in such accounts shall be forfeited.

                            ARTICLE VI
                         Distributions

    6.1 Elective Deferral, Employer Match and Floor Accounts. Amounts credited to a Member's Elective Deferral Account, Employer Match Account and Floor Account shall be distributed to the Member or his beneficiaries in such form and at such times as set forth below:
     (A) During Employment. A Member's sub-account for any Plan Year under his Elective Deferral, Employer Match and Floor Accounts shall be distributed in one cash lump sum not later than sixty (60) days following the end of the tenth Plan Year immediately following the Plan Year for which such sub-account was established. (By way of example, sub-accounts established for the Plan Year ending March 31, 1992 for Elective Deferral, Employer Match and Floor Account credits, together with all earnings credited (excluding Premium Earnings) for all Plan Years in which such sub accounts remain in effect, shall be distributed not later than sixty (60) days following March 31, 2002.)
     (B) Termination of Employment. Except as provided below in subparagraphs (C) and (D), if a Member's employment with the Employer is terminated, the vested portion of such Member's accounts hereunder shall be

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distributed to him in one cash lump sum not later than sixty (60) days following the end of the Plan Year in which Members employment terminated.
     (C) Termination of Employment Due to Death. If a Member dies before all of the accounts established under this Plan have been distributed to him, the remaining balances credited to all of his accounts hereunder shall be distributed in one cash lump sum to his beneficiaries in accordance with
Section 2.3 above not later than sixty (60) days following the end of the Plan Year in which the Member died.
     (D) Termination of Employment on or After Attaining Age 55 or Due to Disability. If a Member retires from employment with the Employer on or after attaining age 55 or terminates employment due to disability, the Member's vested portion of his accounts (or 100% of his accounts in the event of disability) shall be distributed to the Member as follows:
               (i) All amounts which, following the distribution rules set forth above in Section 6.1(A), would have been distributed to the
     Member not later than the sixty (60) day period following the end of the fifth Plan Year following the Plan Year in which the Member terminates employment shall continue to be distributed pursuant to the rules set forth above in Section 6.1(A);
               (ii) To the extent that the amounts credited to any sub-accounts would not be distributed within the time period described in subparagraph (i) of this Section 6.1(D), such sub-accounts shall be aggregated and exactly twenty percent (20%) of such aggregate amount shall be paid to the Member within sixty (60) days after the end of each of the five Plan Years immediately following the Plan Year in which the Member terminated employment, together with earnings credited on the undistributed balance as determined under Article IV above.

     6.2  Benefits Payable to Minors and Incompetents.
     (A) Whenever any person entitled to payments under the Plan shall be a minor or under other legal disability or in the sole judgment of the Employer otherwise shall be unable to apply such payments to his own best interest and advantage (as in the case of illness, whether mental or physical or where the person not under legal disability is unable to preserve his estate for his own best interest), the Employer may in the exercise of its discretion direct all or any portion of such payments to be made in any one or more of the following ways unless claim shall have been made therefor by an existing and duly appointed guardian, tutor, conservator, committee or other duly appointed legal representative, in which event payment shall be made to such representative:
     (1) directly to such person unless such person shall be an infant or shall have been legally adjudicated incompetent at the time of the payment;
     (2) to the spouse, child, parent or other blood relative to be expended on behalf of the person entitled or on behalf of those dependents as to whom the person entitled has the duty of support; or
     (3) to a recognized charity or governmental institution to be expended for the benefit of a person entitled or for the benefit of those dependents as to whom the person entitled has the duty of support.
    (B) The decision of the Employer will, in each case, be final and binding upon all persons and the Employer shall not be obliged to see to the proper application or expenditure of any payments so made. Any payment made pursuant to the power herein conferred upon the Employer shall operate as a complete discharge of the obligation of the Employer.
     6.3 Withholding Taxes. The Employer shall have the right to withhold from any amounts due or to become due from the Employer pursuant to this Plan to a Member or his beneficiary any taxes required by any government to

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be withheld or otherwise deducted and paid by the Employer in respect of such amounts paid or to be paid.

                          ARTICLE VII
                   Administration of the Plan

     7.1 Administrative Committee. To carry out the purposes of the Plan, the Board of Directors of Tyson Foods, Inc. shall appoint a Committee (the "Committee") consisting of not less than three members who may be officers and/or directors of Tyson Foods, Inc.. The Board may remove members from or add members to the Committee at any time, within its discretion, and may fill vacancies on the Committee. An individual member of the Committee may not participate in any decision exclusively affecting his own participation in the Plan. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be valid acts of the Committee. The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and to construe and interpret the Plan, the rules and regulations, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all Members. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received form any such counsel or consultant and any computation received for any such consultant or agent. Expenses incurred by the Board of Directors or the Committee in the engagement of such counsel, consultant or agent shall be paid by the Employer. No member or former member of the Committee or of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or any awards granted hereunder.
     7.2 Accounts Not Transferable. A Member's undivided interest in the amounts credited to his accounts under the Plan may not be assigned, sold, pledged or alienated except by testate or intestate succession. In addition, such undivided interest may not be encumbered by lien or security interest of any kind and shall not be liable for the debts of the Member or subject to attachment, or to any judgment rendered against the Member or to the process of any court in aid or execution of any judgment so rendered.
     7.3 Costs of the Plan. The costs of maintaining records and executing transfers under the Plan shall be paid by Tyson Foods, Inc.
     7.4 Indemnification. Tyson Foods, Inc. shall indemnify and hold harmless any officer, employee, agent, or representative who incurs damage or loss, including the expense of defense thereof, in connection with the performance of the duties specified herein, other than losses resulting from any such person's fraud or willful misconduct.

                          ARTICLE VIII
             Amendment and Termination of the Plan

     The Tyson Foods, Inc. Board of Directors or its delegate may, at any time and in its discretion, alter, amend, suspend or terminate the Plan or any part thereof. Notice of any amendment, suspension or termination of the Plan, in whole or in part, shall be given to each Member as soon as practicable after such action is taken.


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                           ARTICLE IX
                    Miscellaneous Provisions

     9.1 No Contract of Employment Intended. The granting of any right to an employee, pursuant to this Plan, shall not constitute an agreement or understanding, express or implied, on the part of Tyson Foods, Inc. or any Affiliate, to employ such employee for any specified period.
     9.2 Financial Information Available. If required by law, the offered shares of Tyson Foods, Inc. Class A Common Stock shall be registered under the Securities Act of 1933 on Form S-8, or such other as shall be specified by the Securities and Exchange Commission, and Tyson shall deliver to each Member a copy of the prospectus (or such other information as may be required) from time to time as required.
     9.3 Governing Law. The construction, validity, and operation of this plan shall be governed by the laws of the State of Arkansas.
     9.4 Rules of Construction. Throughout this Plan, the masculine includes the feminine, and the singular and the plural, and vice versa, where applicable.

                                          TYSON FOODS, INC.



                                          By:_________________________


































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                             AMENDMENT NO. 1

                                  TO THE

                EXECUTIVE SAVINGS PLAN OF TYSON FOODS, INC.


Effective April 1, 1996, the Plan is amended as follows:

     (1) Section 1.27 is deleted in its entirety and the following new language inserted therefor:

     "1.27 Taxable Year and Plan Year. 'Taxable Year' and 'Plan Year' mean the annual accounting period ending on the last day of December of each year."
     (2) Section 6.1 of the Plan is amended by deleting subsection (D) in its entirety and substituting therefor the following new language:

     "(D) Termination of Employment on or After Early Retirement or Due to Disability. If a Member (i) retires from employment with the Employer on or after attaining age 55, (ii) retires from employment with the Employer on or after attaining age 50 and his age plus Years of Service equal or exceed 75, or (iii) terminates employment due to disability, the Member's vested portion of his accounts (or 100% of his accounts in the event of disability) shall be distributed to the Member as follows:
               (i) All amounts which, following the distribution rules set forth in Section 6.1(A), would have been distributed to the Member not later than the sixty (60) day period following the end of the fifth Plan Year following the Plan Year in which the Member terminates employment shall continue to be distributed pursuant to the rules set forth above in
Section 6.1(A);
               (ii) To the extent that the amounts credited to any sub-accounts would not be distributed within the time period described in subparagraph (i) of this Section 6.1(D), such sub-accounts shall be aggregated and exactly twenty percent (20%) of such aggregate amount shall be paid to the Member within sixty (60) days after the end of each of the five Plan Years immediately following the Plan Year in which the Member terminated employment, together with earnings credited on the undistributed balance as determined under Article IV above."


















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